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                                                                  Exhibit 3.1



                                DUANE READE INC.

                            CERTIFICATE OF AMENDMENT
                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                     (Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware)



      Duane Reade Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify as follows:

      1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by amending Article Fourth thereof, to read in its entirety as follows:

                  FOURTH: The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 80,000,000 shares of stock, consisting of (i) 75,000,000 shares of common stock, par value $.01 per share (the "Common Stock") and (ii) 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock") which may be designated as provided below:

                  The board of directors of the Corporation (the "Board of Directors") is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the General Corporation Law of the State of Delaware.

      2. Such Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The Board of Directors of the Corporation adopted a resolution of
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this Amendment on February 8, 1999, declaring their advisability and calling for submission of such Amendment to the stockholders of the Corporation for vote at the next annual meeting of the Corporation's stockholders. The stockholders approved such Amendment by the affirmative vote of the majority of the issued and outstanding common stock of the at the Annual Meeting of the Stockholders held on May 6, 1999. The capital of the Corporation will not be reduced under or by reason of such Amendment.


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      IN WITNESS WHEREOF, DUANE READE INC. has caused this Certificate of
Amendment to be executed and attested to this 30th day of May, 1999.

                                          DUANE READE INC.

                                           /s/ Anthony J. Cuti
                                          -------------------------------------
                                          Anthony J. Cuti
                                          Chief Executive Officer and President

Attest:


/s/ William J. Tennant
----------------------
William J. Tennant
Secretary